Exhibit 99.h(2)(ii)

FORM OF BLACKROCK DISTRIBUTION, SALES SUPPORT AND GENERAL SHAREHOLDER
SERVICES AGREEMENT FOR CLOSED-END FUNDS FOR
CITIGROUP GLOBAL MARKETS INC.

Distribution, Sales Support and General Shareholder Services Agreement (this “Agreement”), dated as of        , 2009 by and between Citigroup Global Markets Inc., a New York corporation (hereinafter referred to as “CGM”), and BlackRock Investments, Inc. (“Company”).

WHEREAS, Company is sponsor, investment adviser, sub-adviser, distributor and/or administrator of, and/or otherwise acts as a service provider to, certain closed-end investment companies included in Schedule A hereto, and CGM and Company desire to facilitate distribution of certain of such companies’ shares to the clients of CGM (the “Clients”) (the investment companies and their shares that Company and CGM from time to time agree will be offered to the Clients are referred to herein as the “Funds” and “Shares” respectively) and provide ongoing general shareholder services to such Clients; and

WHEREAS, CGM and its affiliates will facilitate the distribution of the Shares and perform certain services for its Clients who invest in the Funds;

NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, CGM and Company agree as follows:

1.                                       Transactions in the Funds

Subject to the terms and conditions of this Agreement, Company will cause each Fund to make such share classes as the parties shall mutually agree available to be purchased, exchanged or sold by Clients pursuant to the terms of the then effective prospectus and statement of additional information, as amended from time to time.

2.                                       General Shareholder Services and Distribution Services and Sales Support Services

A                                     As the parties may agree from time to time, and subject to the particular parameters CGM establishes, CGM (either directly or through one or more of its affiliates or agents) will provide the following general shareholder services:

(i)                          Receive Client instructions for the purchase, sale, exchange and repurchase of Fund shares (“Instructions”) and communicate such Instructions, as directed, to the Company, the Fund or the Fund’s transfer agent (collectively, the “Receiving Party”) for the purpose of the Receiving Party inputting and executing orders that correspond to such Instructions on the books of the Fund, in a time frame and manner as the parties from time to time agree upon;

(ii)                       Maintain records for and on behalf of each Client reflecting Instructions and outstanding balances of Fund shares owned by the Client;

(iii)                    Prepare and transmit to Clients confirmations of all transactions effected pursuant to Instructions;

(iv)                   Prepare and transmit to Clients periodic consolidated account statements indicating, with respect to shares of the Funds: the number of shares of each Fund owned; purchases, repurchases and exchanges of Fund and other information as determined by CGM;

(v)                      Provide Clients with copies of prospectuses, statements of additional information, proxy materials, periodic and special shareholder reports and other materials relating to the Funds, as may be provided by Company or a Fund to CGM

(vi)                   In connection with any tender offer or repurchase offer for Shares of a Fund, deliver or cause to be delivered to each Client to whom any such offer is made, a copy of the repurchase offer notice provided by the respective Fund;

(vii)                Assist with the solicitation of proxies from Clients, as requested by Company;

(viii)            Provide to Company, each Fund, each Fund’s transfer agent and/or other parties designated by them with such other information relating to transactions in and holdings of Fund shares by Clients as the parties agree from time to time;

(ix)                    Respond to Client inquiries regarding, among other things, share prices, account balances, dividend amounts and dividend payment dates;

(x)                       With respect to each Client’s ownership of, or transactions with respect to, any Fund, prepare and file with the appropriate federal agencies information and reports regarding (a) dividends and other distributions made, (b) amounts withheld on dividends and other distributions and payments and (c) gross proceeds of sale transactions;

(xi)                   Provide each Client with access to one or more CGM Financial Advisors who will provide personal service and attention with respect to the foregoing;

(xii)               Provide such other services relating to Client holdings and transactions in Funds as from time-to-time the parties shall mutually agree;

(xiii)            Provide cooperation with the Funds, Company and their designees (including, without limitation, any auditors designated by the Funds), in connection with the preparation of reports to the Board of Directors/Trustees of the Funds concerning this Agreement and the monies paid or payable pursuant hereto, as well as any other reports or filings that may be required by law; and

(xiv)             Collect from any Client selling to a Fund pursuant to a tender or repurchase offer or exchanging Shares of a Fund subject to a repurchase fee such repurchase fee in accordance with the terms and conditions of the Fund’s prospectuses, and promptly (and in accordance with any mutually agreed upon arrangements with Company or the Fund) remit such repurchase fee to Company for the account of the Fund.

B                                        As the parties may agree from time to time, and subject to the particular parameters CGM establishes, CGM (either directly or through one or more of its affiliates or agents) will provide distribution services and sales support services for Shares included in Schedule B for which it receives a distribution services and sales support services fee as included in Schedule 1 of this Agreement.

C                                        For purpose of Section 2A(i) above, Company hereby appoints CGM as agent for the limited purpose of receiving Instructions from Clients.

D                                       In providing services hereunder, the parties acknowledge that CGM shall be providing services to and acting solely for the benefit of Clients. The parties further acknowledge that in connection with all purchases, sales and exchanges of Fund shares by Clients, CGM shall be acting on an agency basis.

E                                         Nothing in this Agreement shall impose upon CGM any obligation to offer any particular Fund or Funds to its Clients. CGM reserves the right to determine, in its sole discretion, whether any particular Fund will be made available to its Clients initially as well as whether such Fund will continue to be made available. In addition, CGM will use such efforts to sell Shares as it in its sole discretion determines, and will not be required to sell any specified or minimum number of Shares of any Fund.

3.                                       Delegation by CGM

CGM may delegate some or all of its duties under this Agreement to such other parties which in CGM’s sole discretion it deems to be competent to assume such duties; provided that CGM shall be responsible and liable for the acts and conduct of any such delegate to the same extent as if the acts and conduct had been performed by CGM.

4.                                       No Limitation

The provisions of this Agreement in no way shall limit the authority of Company or any Fund to take such action as it or they may deem appropriate or advisable in connection with all matters relating to the operations of the Funds and/or the sale of Fund shares.

5.                                       Fees

A                                      The Company agrees to pay CGM or its designated affiliate (or to cause the Funds to pay CGM or its designated affiliate) the general shareholder services fee set forth on Schedule 1. Such payments shall be consistent with applicable law and regulation and this Agreement. The Company’s obligation to make payments to CGM shall continue so long as CGM provides the general shareholder services described in Section 2 of this agreement.

B                                        The Company agrees to pay CGM or its designated affiliate (or to cause the Funds to pay CGM or its designated affiliate) the distribution services and sales support services fee set forth on Schedule 1. Such payments shall be consistent with applicable law and regulation and this Agreement. The Company’s obligation to make payments to CGM shall continue so long as CGM provides the distribution services and sales support services described in Section 2 of this agreement.

C                                        For purposes of calculating the general shareholder services and distribution services and sales support services fees described in Schedule 1, the value of Client assets invested in the Funds shall be determined in accordance with the then effective prospectus(es) and statement(s) of additional information of the Funds. Nothing in this Agreement shall preclude CGM from crediting all or a portion of the amounts it receives under this Section 5 to Clients in certain programs in order to reduce the fees payable by such Clients to CGM in connection with such programs. Further, nothing in this Agreement shall preclude CGM from crediting all or a portion of the amounts it receives under this Section 5 to its employees.

D                                       If CGM and Company agree to revise the general shareholder services and/or the distribution services and sales support services fees payable, Schedule 1 will be amended and signed by the parties to this Agreement. The terms of this Agreement will otherwise remain in effect.

6.                                       Records and Reporting

CGM will maintain and preserve all records as required by law in connection with its provision of services under this Agreement. Upon the reasonable request of Company, a Fund or the Fund’s transfer agent, CGM will provide copies of: historical records relating to Instructions involving the Fund and required to be maintained by applicable law or regulation; written communications regarding the Fund to or from Clients; and other materials relating to the provision of services by CGM under this Agreement. CGM will comply with reasonable requests for such information and documents made by Company, the board of directors or trustees of a Fund, or any governmental body or self-regulatory organization.

7.                                       Representations; Warranties; and Covenants

A                                      CGM represents that: (i) this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute the legal, valid and binding obligation of CGM, enforceable in accordance with its terms; (ii) the activities of CGM contemplated by this Agreement comply with all provisions of federal and state securities laws applicable to such activities; (iii) CGM has obtained such registrations and qualifications as are necessary to permit it to perform its obligations hereunder; (iv) the arrangements provided for in this Agreement will be disclosed to Clients; (v) CGM is duly registered as a broker-dealer under Section 15 of the Securities Exchange Act of 1934, as amended, and is a member of the Financial Industry Regulatory Authority (“FINRA”); (vi) all Fund shares are and will be owned beneficially by Clients and no Fund shares are or will be owned beneficially by CGM and (vii) the general shareholder services and distribution services and sales support services fees paid to it pursuant to this Agreement are reasonable in relation to the services that it provides and reasonably similar to the fees it receives for equivalent services provided to other parties.

B                                        Company represents that: (i) this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute the legal, valid and binding obligation of Company, enforceable in accordance with its terms; (ii) shares of the Funds are registered and authorized for sale in accordance with any and all applicable federal and state securities laws; and (iii) the prospectus and statement of additional information of each Fund comply in all material respects with any and all applicable federal and state securities laws.

C                                        Company covenants and agrees that, for so long as this Agreement remains in effect, it shall use its best efforts to cause shares of the Funds to continue to be registered and/or authorized for sale in accordance with all applicable federal and state securities laws and as contemplated in the prospectus and shall notify CGM promptly in the event any Fund’s shares cease to be so registered or authorized for sale. In the event that there is a sale of Fund shares in a jurisdiction where the Fund shares are not registered and/or authorized for sale, Company shall promptly alert CGM Operations and request that the transaction be reversed.

D                                       CGM and Company each agree to comply with all provisions of federal and state laws and the NASD Conduct Rules administered by FINRA applicable to its respective activities under this Agreement, including but not limited to Rule 22c-1(a) under the Investment Company Act of 1940, as amended (the “1940 Act”) as if it were applicable to closed-end investment companies, and all requirements to provide specific disclosures to Clients. CGM agrees to promptly advise Company if it receives notice of regulatory inquiry or investigation which relates to the terms of this Agreement.

E                                         Rule 22c-2 Compliance: The parties to the Agreement hereby agree to negotiate in good faith the terms and conditions of any additional operational services to be provided by CGM in compliance with the applicable provisions of Rule 22c-2 under the 1940 Act and as of the applicable effective date under such rule, as if such Rule were applicable to closed-end investment companies.

F                                         CGM and Company each agree to notify the other promptly in the event that it is, for any reason, unable to perform any of its obligations under this Agreement.

G                                        CGM covenants and agrees that it will not make any representations about the Funds except to the extent such representations (i) are contained in a Fund’s current prospectus, statement of additional information, as amended or supplemented from time to time, or sales literature; (ii) are consistent with information contained in such materials; or (iii) are otherwise authorized by or on behalf of the Funds including but not limited to any statements by senior officers, portfolio managers or sales representatives.

8.                                       Use of Names

A                                      Company hereby authorizes CGM to use the names and other identifying marks of Company and each Fund in connection with the marketing of the Shares or the provision of services under this Agreement by CGM. Company or any Fund may withdraw this authorization as to any particular use of any such name or identifying marks at any time (i) upon Company’s or the Fund’s reasonable determination that such use would have a material adverse effect on the reputation or marketing efforts of Company or such Fund; (ii) if Company or the Fund reasonably determines that materials using such names and identifying marks are inaccurate or misleading; or (iii) if CGM is no longer providing services to Clients as described in Section 2. CGM agrees that, at the request of Company or a Fund, CGM shall discuss with Company and/or the Fund, and consider in good faith, any standards or specifications relating to CGM’s use (or proposed use) hereunder of the names and other identifying marks of Company and/or the Fund.

B                                        Except as otherwise expressly provided for in this Agreement, neither Company nor any Fund shall use any trademark, trade name, service mark or logo of CGM, or any variation of any such trademark, trade name, service mark or logo, without CGM’s prior written consent.

C                                        Upon request, CGM shall provide Company with copies of all sales literature and other marketing materials which refer to Company or any Fund.

9.                                       No-Solicitation

Company agrees, at all times during the term of this Agreement and thereafter, that neither it nor any Fund knowingly shall solicit, directly or indirectly, any Client to invest in the Funds or in any other investment company for which Company acts as a sponsor, adviser, administrator, distributor, or other service provider (a “Company Fund”); provided, that this prohibition shall not apply to: the solicitation of any Client that was an investor in a Fund or in any Company Fund prior to the time it became a Client; or to any solicitation that Company or a Fund engages in at the request of CGM.

10.                                Confidentiality

A                                      Company agrees, at all times during the term of this Agreement and thereafter, that it and each Fund shall maintain the confidentiality of, and not disclose to any person, or otherwise make use of (directly or indirectly), the names and addresses of, or other information relating to, Clients (“Client Information”), except as expressly permitted under this Agreement, as may be necessary in the ordinary course of performing the services and transactions contemplated by this Agreement, or as may be required by applicable law or judicial process. Notwithstanding the foregoing, Company and the Funds shall not be prohibited from utilizing for any purpose Client Information if they can clearly establish that such information was (i) known to them prior to this Agreement; (ii) rightfully acquired by them from third parties whom they reasonably believed were not under an obligation of confidentiality to any other party to this Agreement; or (iii) independently developed by them without breaching any provision of this Agreement.

B                                        Each party acknowledges and agrees that any and all technical or business information, including without limitation financial information, business or marketing strategies or plans or product development, but excluding Client Information which is covered by paragraph A of this Section 10, which is disclosed to the other party or is otherwise obtained by such party or its affiliates or agents during the term of this Agreement (the “Proprietary Information”) constitutes the valuable property of the other party. Each party agrees that should it come into possession of Proprietary Information, it will use its best efforts to hold such information in confidence and shall refrain from using, disclosing or distributing any such information except (i) as may be necessary in the ordinary course of performing the services and transactions contemplated by this Agreement; (ii) with the written consent of the other party; or (iii) as required by law or judicial process. Proprietary Information shall not include information a party to this Agreement can clearly establish was (i) known to the party prior to this Agreement; (ii) rightfully acquired by the party from third parties whom the party reasonably believes are not under an obligation of confidentiality to any other party to this Agreement; (iii) placed in public domain without fault of the party or its affiliates; or (iv) independently developed by the party without reference to or reliance upon Proprietary Information.

C                                        Notwithstanding anything to the contrary herein, CGM shall not be deemed to be in breach of this Agreement (including this Section 10) by distributing to eligible investors research reports containing (i) facts derived from and consistent with a Fund’s current prospectus, statement of additional information, as amended from time to time, sales materials and other publicly available documents, reports or other information produced by the Funds and (ii) opinions deemed necessary by CGM to advise potential Clients with regard to an investment in the Funds.

11.                                Provision of Materials

A.                                   Company shall furnish CGM, or arrange for the Funds to furnish CGM, at its or their expense, with current prospectuses and statements of additional information of the Funds (including any supplements thereto) during any offering periods, and periodic reports to Fund shareholders and marketing and other materials relating to the Funds in such quantities as CGM reasonably requests. Company is required to mail annual and semi-annual reports to the extent required by the 1940 Act, at its own expense, to each Shareholder.

B.                                     Subject to the limitations set forth in the prospectus, within the specified time frames, Company shall furnish CGM, or arrange for the Funds to furnish CGM, with the following information:

(i)                                    Quarterly fact sheets

(ii)                                 The following quantitative data for each Fund:

(a)                                  Quarter-end net assets

(b)                                 Quarter-end net asset value

(c)                                  Quarter end portfolio manager(s)

(d)                                 Quarter-end portfolio manager(s) tenure

(e)                                  Quarter-end portfolio holdings (as released publicly)

(f)                                    Quarter-end asset allocation breakdown as detailed on quarterly fact Sheets

(iii)                              The information and data provided to CGM under items (i) and (ii) above of this Section 11.B. shall be referred to in this Agreement as “Fund Data.” Fund Data shall be furnished in a format specified by CGM.

C.                                     CGM employees shall have reasonable access to the portfolio manager(s) of each Fund for purposes of discussing Fund performance and other significant issues.

12.                                Liability and Indemnification

A.                                   Company acknowledges and agrees that neither CGM nor any other CGM Party (as defined below) is responsible for: (i) any information contained in any prospectus, statement of additional information, registration statement, annual report, proxy statement or item of advertising or marketing material of or relating to any Fund (except for advertising or marketing materials prepared by CGM); (ii) any Fund Data provided to CGM; (iii) the registration or qualification of any shares of any Fund under any federal or applicable state laws; or (iv) the compliance or failure to comply by any Company Party (as defined below), with any applicable federal or state law, rule or regulations of any self-regulatory organization with jurisdiction over any Company Party, except to the extent that the failure to so comply is caused by a CGM Party’s failure to comply with any of the foregoing laws, rules, or regulations or its breach of this Agreement. For the purpose of this Agreement, a “Company Party” shall include Company, its affiliates and the Funds and any of their respective officers, directors, trustees, employees and agents and a “CGM Party” shall include CGM, its affiliates and any of their respective officers, directors, trustees, employees and agents.

B.                                     CGM acknowledges and agrees that neither Company nor any other Company Party is responsible for (i) any information contained in any advertising or marketing materials prepared by CGM, except for information provided by a Company Party or contained in any

Fund prospectus, statement of additional information, registration statement, annual report, proxy statement or item of advertising or marketing material prepared by a Company Party; or (ii) the compliance or failure to comply by a CGM Party with any applicable law, rule or regulation governing such CGM Party, except to the extent that the CGM Party’s or such agents’ failure to comply with such law, rule or regulation is caused by the failure of a Company Party to comply with any applicable law, rule or regulation or its breach of this Agreement.

C.                                    Company shall indemnify, defend and protect each CGM Party and hold each of them harmless from and against any and all claims, demands, actions, losses, damages, liabilities, costs, charges, reasonable counsel fees and expenses of any nature it or they incur (“Losses”) arising out of or from, with respect to each Fund: (i) any actions of any Company Party relating to the sale of Fund shares, including but not limited to any statements or representations contained in any sales or other material relating to the Funds that Company Parties provide to a CGM Party or any other statements or representations, written or oral, concerning the Funds that Company Parties make to a CGM Party, each taking into account the circumstances under which such statements or representations were made; (ii) any material misstatement in or omission of a material fact from a Fund’s current prospectus, registration statement, statement of additional information, annual report or proxy statement or any advertising or promotional material generated by any Company Party, each taking into account the circumstances under which such statements or omissions were made; (iii) any Fund Data furnished to any CGM Party by or on behalf of Company or a Fund; (iv) any failure of any Fund or its shares to be properly registered or qualified for sale and available for sale to the public under any applicable federal law and regulation or the applicable laws and regulations of any state, any US territory or the District of Columbia unless Company has notified CGM in writing that the Fund and its shares are not qualified for sale in a particular jurisdiction and CGM sells shares of the Fund in such jurisdiction after such notification; (v) any material breach by any Company Party of any representation, warranty, covenant or agreement contained in this Agreement; and (vi) the actions of any Company Party relating to the processing of purchase, exchange and repurchase orders and the servicing of shareholder accounts to the extent such actions constitute willful misfeasance, bad faith or gross negligence by a Company Party

D.                                   CGM shall indemnify, defend and protect each Company Party, and hold each of them harmless from and against any and all Losses arising out of or from, with respect to each Fund: (i) any material statements or representations or omissions of material facts that a CGM Party makes concerning the Fund that are inconsistent with either the Fund’s current prospectus, statement of additional information, periodic reports to shareholders, proxy statements or any other material any Company Party has provided in writing to a CGM Party; (ii) any sale of shares of the Fund by CGM where the Fund or its shares are not properly registered or qualified for sale in any state, any US territory or the District of Columbia after the Company has notified CGM in writing that the Fund and its shares are not qualified for sale in such jurisdiction; (iii) any material breach by CGM of any representation, warranty, covenant or agreement contained in this Agreement; and (iv) any actions of a CGM Party in connection with its performance of the services described in Section 2 to the extent such actions constitute willful misfeasance, bad faith or gross negligence by such CGM Party.

The provisions of this Paragraph 12 shall survive the termination of this Agreement.

13.           Representations Concerning Money Laundering Procedures

CGM has implemented an anti-money laundering program reasonably designed to comply with, to the extent applicable, the Bank Secrecy Act, as amended by Section 352 of the USA PATRIOT Act; Rule 3011 of the U.S. Financial Industry Regulatory Authority (formerly the NASD, Inc.); and Rule 445 of the New York Stock Exchange. CGM’s anti-money laundering program includes: (i) Anti-Money Laundering / “Know Your Customer” and “Enhanced Due Diligence” policies and procedures; (ii) the designation of an Anti-Money Laundering Compliance Officer; (iii) a Customer Identification Program in accordance with applicable law and regulation; (iv) reporting of suspicious activity to government authorities in accordance with applicable law and regulation; (v) anti-money laundering training of appropriate employees; (vi) independent testing for compliance with CGM’s anti-money laundering program and applicable laws and regulations; (vii) enhanced scrutiny with respect to accounts held for senior political figures (as defined and set forth under Section 312 of the USA PATRIOT Act) reasonably designed to detect and report transactions that may involve proceeds of foreign corruption; and (viii) processes, procedures and systems reasonably designed to ensure compliance with economic sanctions programs administered by the U.S. Department of the Treasury, Office of Foreign Assets Control, including prohibitions set forth in the list of specially designated nationals and blocked persons (commonly known as the “SDN List”).

14.         Arbitration

If a dispute arises between CGM and Company with respect to this Agreement which the parties are unable to resolve themselves, it shall be settled by arbitration in accordance with the then-existing FINRA Code of Arbitration Procedure (“FINRA Code”). The parties agree, that to the extent permitted by the FINRA Code, the arbitrator(s) shall be selected from the securities industry and the arbitration proceeding shall be held in New York City.

15.         Term and Termination of Agreement

This Agreement shall become effective on the date first set forth above and shall continue in effect until terminated as provided herein. This Agreement may be terminated by either party hereto at any time upon at least ninety (90) days’ written notice. Notwithstanding the foregoing, this Agreement is terminable (i) upon less than ninety (90) days’ notice if required by applicable law, rule, regulation, order or instruction by a court of competent jurisdiction or a regulatory body or self-regulatory organization with jurisdiction over the terminating party and (ii) by any party at any time by giving 30 days’ written notice to the other party in the event of a material breach of this Agreement by the other party or that is not cured during such 30-day period.

16.         Notices

All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

If to Company:	BlackRock Investments, Inc.
40 East 52nd Street
New York, NY 10022
Attention: Frank Porcelli/Anne Ackerley
With a copy to: Steven Hurwitz, Chief Compliance Officer
(212) 810-5300 (phone)
(212) 810-8776 (facsimile)

If to CGM:	Citigroup Global Markets Inc.
485 Lexington Ave, 12th Floor
New York, NY 10017
Attention: Bill O’Sullivan
(212) 783-4583 (phone)
(347) 923-9488 (facsimile)

Any notice, demand or other communication given in a manner prescribed in this Section 16 shall be deemed to have been delivered on receipt.

17.         Non-exclusivity

Each party to this Agreement acknowledges that the other party hereto may enter into similar agreements with third parties.

18.         Miscellaneous

A.                                   This Agreement represents the entire agreement between the parties with regard to the matters described herein and may not be modified or amended by Company except by written instrument executed by CGM. CGM may modify or amend this agreement upon notice to Company. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. This Agreement is made and shall be construed under the laws of the State of New York without giving effect to principles of conflict of laws. This Agreement supersedes all previous agreements and understandings between the parties with respect to its subject matter. If any provision of the Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of the Agreement shall not be affected thereby. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

B.                                     As used in this Agreement, an “affiliate” of a party means any entity or person controlling, controlled by or under common control with such party.

C.                                     The provisions of Sections 5, 9, 10, 11A, 12, 14, 15, 18 and Schedule 1 shall survive the termination of this Agreement.

D.                                    All Schedules, as they may be amended from time to time, are incorporated herein by reference and made part of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

CITIGROUP GLOBAL MARKETS INC.	BLACKROCK INVESTMENTS, INC.

By:	By:

Name:	Name:

Title:	Title:

SCHEDULE A

List of Applicable Funds under the Terms of this Agreement

Name of Fund
BlackRock Fixed Income Value Opportunites

SCHEDULE B

Distribution Services and Sales Support Services

Except as otherwise designated in the Agreement, CGM agrees to provide distribution services and sales support services for the Funds for which it receives a distribution and sales support fee, which services may include some or all of the following:

1)              the implementation of marketing and promotional activities, including direct mail promotions;

2)     the distribution of sales literature;

3)              the payment of expenditures for sales or distribution support services such as for telephone facilities and in-house telemarketing;

4)              the payment of commissions, incentive compensation or other compensation to, and expenses of, account executives or other employees of CGM, attributable to distribution or sales support activities;

5)              the payment of travel, equipment, printing, delivery and mailing costs, overhead and other office expenses of CGM attributable to distribution or sales support activities, as applicable; and

6)              the payment of any other costs and expenses relating to distribution or sales support activities.

The specific services to be provided for each Fund shall be determined by mutual agreement between CGM and the Company.

SCHEDULE 1

FEES

Company and/or the Funds shall pay the following amounts to CGM or its designee:

Name of Fund	Fee Description	Fee Amount
BlackRock Fixed Income Value Opportunies	General Shareholder Services	0.25% of the net asset value of the common shares owned by Clients, but not to exceed [ ]

	Distribution Services and Sales Support Services	0.25% of the net asset value of the common shares owned by Clients, but not to exceed [ ]

The general shareholder services and distribution services and sales support services fees described in this Schedule 1 will be payable to CGM within 15 days of receipt by Company of CGM’s invoice for such fees.

This Schedule 1 may be amended from time to time by CGM and Company executing a revised Schedule 1 and the terms of this Agreement will otherwise remain in effect.

CITIGROUP GLOBAL MARKETS INC.	BLACKROCK INVESTMENTS, INC.

By:	By:

Name:	Name:

Title:	Title: